SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1 )

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MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

One Williams Center

Tulsa, Oklahoma 74172

April 4, 2005

To Our Limited Partners:

By now, you should have received Magellan’s 2004 annual report and 2005 proxy statement related to our upcoming annual meeting of limited partners that we recently mailed to you. After further review, we have determined that the bonus amounts shown in the executive compensation section of the proxy did not reflect final adjustments approved by our Compensation Committee related to the personal performance of certain officers. These adjustments also changed the individuals defined as named executive officers for 2004. Although the changes are not material and do not impact Magellan’s 2004 reported financial results, the proxy pages impacted by these adjustments are enclosed with the corrections highlighted to ensure that you have the accurate information for your records.

If you have not done so already, please cast your vote related to the upcoming annual meeting of limited partners. As a reminder, the meeting will be held on April 21, 2005 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time.

If you have questions, please call Paula Farrell, Director of Investor Relations, at (877) 934-6571. I look forward to seeing you at the upcoming meeting.

Sincerely,

Don R. Wellendorf

Chairman of the Board, President and

Chief Executive Officer of Magellan GP, LLC,

general partner of Magellan Midstream Partners, L.P.

Enclosures

EXECUTIVE COMPENSATION

General

We are managed by the executive officers of our general partner. Set forth below is a discussion of the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of our general partner, which we collectively refer to herein as the named executive officers.

In 2002, three of the named executive officers for that year spent a portion of their time managing our business and the remainder of their time managing the business of Williams, the former owner of our general partner. The following are the approximate percentages of the direct and indirect compensation expense of each named executive officer in 2002 that were allocated to us by Williams: Mr. Wellendorf, 80%; Mr. Chandler, 100%; Mr. Mears, 80%; Mr. Olson, 72%; and Mr. Wiese, 100%.

During 2003, the named executive officers for that year spent 100% of their time managing our business. We reimbursed Williams for direct and indirect general and administrative expenses incurred on our behalf, including 100% of the compensation expense for the named executive officers for 2003.

In 2004, the named executive officers for that year spent 100% of their time managing our business. We reimbursed Magellan Holdings for direct and indirect general and administrative expenses incurred on our behalf, including 100% of the compensation expense for the named executive officers for 2004.

Summary Compensation Table

The following table provides a summary of the compensation expense allocated to our general partner for the fiscal years ended December 31, 2004, 2003 and 2002 for the named executive officers for each such year:

			Allocated Annual Compensation			Allocated Long-Term Compensation
Name and Principal Position	Year		Salary	Bonus	Williams Stock Option Shares	Long-Term Incentive Plan Payouts(1)		All Other Compensation
Don R. Wellendorf, Chief Executive Officer and President	2004 2003 2002		$300,000 250,000 187,832	$310,000 212,625 86,458	— — 4,240	$ — 2,125,165 439,400		$35,703 — 8,604	(2) (3)
John D. Chandler, Vice President, Chief Financial Officer and Treasurer	2004 2003 2002		180,250 154,808 117,445	162,694 100,000 53,984	— — 2,200	— 774,094 169,000		33,927 12,000 10,167	(2) (3) (3)
Michael N. Mears, Vice President	2004 2003 2002		185,400 180,000 143,251	156,630 136,080 51,444	— — 8,400	— — —		20,635 12,000 10,372	(2) (3) (3)
Richard A. Olson, Vice President	2004 2003 2002	(6)	— 172,000 123,258	— 130,032 49,158	— — 7,560	— — —		— 12,000 9,333	(3) (3)
Lonny E. Townsend, Vice President, General Counsel, Compliance and Ethics Officer and Assistant Secretary	2004 2003 2002	(5) (5)	175,100 — —	135,281 — —	— — —	249,348 — —	(4)	34,974 — —	(2)
Jay A. Wiese, Vice President	2004 2003 2002		170,000 159,417 154,098	154,458 95,000 55,743	— — 3,139	— 972,817 523,900		34,448 12,000 11,433	(2) (3) (3)

(1)	On June 17, 2003, the Long-Term Incentive Plan’s change of control provisions caused the automatic vesting of phantom units granted in 2001 and 2002 and the payment of phantom units granted on April 19, 2001 in connection with our initial public offering that were previously vested, but were voluntarily deferred beyond the vesting date.

(2)	The named executive officers participate in the Magellan Holdings Health and Welfare Plan on an after-tax basis. A portion of these amounts cover the difference between the pre-tax and after-tax cost of obtaining these benefits. The Magellan 401(k) Plan matching contribution to each named executive officer was approximately $12,300.
(3)	Represents expense allocated to us by Williams for contributions made to the Investment Plus Plan, a defined contribution plan subject to the Employee Retirement Income Security Act of 1974, on behalf of each named executive officer.
(4)	Represents 50% of a special grant awarded in connection with his transition to us.
(5)	Not a named executive officer for the fiscal year ended December 31, 2003 and 2002.
(6)	Not a named executive officer for the fiscal year ended December 31, 2004.

Long-Term Incentive Plan – Awards in Last Fiscal Year

Under the Magellan Midstream Partners Long-Term Incentive Plan (or the Plan), the compensation committee of the board of directors of our general partner, or if delegated to by the compensation committee, the Chief Executive Officer of our general partner, may grant awards of phantom units to employees of Magellan Holdings.

The following table provides certain information concerning the grant of phantom units under the Plan during 2004 to the named executive officers:

Name	Number of Units(1)	Performance or Other Period Until Payout(2)	Estimated Future Payouts under Non-Unit Price-Based Plans
			Target # Units	Maximum # Units
Don R. Wellendorf	8,251	34 months	6,000	12,000
John D. Chandler	4,497	34 months	3,270	6,540
Michael N. Mears	3,809	34 months	2,770	5,540
Lonny E. Townsend	3,809	34 months	2,770	5,540
Jay A. Wiese	3,809	34 months	2,770	5,540

(1)	Represents phantom units awarded in 2004. On February 1, 2005, the compensation committee determined that the short-term 2004 performance measures and organizational achievements had been met and, therefore, 40% of the award was determined. Sixty percent of these phantom unit awards are based upon three-year long-term performance measures and organizational achievements, which the compensation committee cannot determine until the end of the vesting period. Once that determination is made, the total award is then subject to a 40% adjustment by the compensation committee based upon the officer’s individual performance and our environmental performance during the vesting period.
(2)	These phantom units vest December 31, 2006.

Magellan Holdings’ Pension Plan

Effective January 1, 2004, Magellan Holdings established a new pension plan for certain employees, including the named executive officers. Magellan Holdings’ pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The pension plan generally includes salaried employees who have completed at least one year of service. The named executive officers participate in the pension plan on the same terms as other full-time salaried employees.

Magellan Holdings’ pension plan is considered a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including years of service with Williams), final average pay and Social Security covered compensation wages offset by the benefit payable at normal retirement age from Williams’ pension plan. The accrued pension benefits for specific salary levels and years of service under the Magellan Holdings’ pension plan are provided below:

Salary Levels	Years of Service
	15	20	25	30	35
$125,000	$26,094	$34,792	$43,490	$52,188	$60,866
$150,000	$31,906	$42,542	$53,177	$63,813	$74,448
$175,000	$37,719	$50,292	$62,865	$75,438	$88,011
$200,000	$43,531	$58,042	$72,522	$87,063	$101,573
$225,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$250,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$275,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$300,000*	$44,694	$59,592	$74,490	$89,388	$104,286

*	The Internal Revenue Code limitation for eligible compensation was taken into consideration in calculating these benefits.

Compensation that is eligible for consideration under Magellan Holdings’ pension plan includes base salary, bonuses, overtime and shift differentials. Awards from the Magellan Midstream Partners Long-Term Incentive Plan are specifically excluded from the definition of eligible compensation. In addition, the Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. Magellan Holdings does not sponsor a non-qualified retirement plan.

The accrued benefits earned to date for the named executive officers were calculated as of January 1, 2005 and reflect the offset from Williams’ pension plan. The named executive officers have the following years of service under the pension plan formula: Mr. Wellendorf—25.68 years; Mr. Chandler—12.56 years; Mr. Mears—19.64 years; Mr. Townsend—13.67 years; and Mr. Wiese—22.91 years.

Name of Individual	Estimated Annual Benefits Payable at Normal Retirement Age
Don R. Wellendorf	$2,825.76
John D. Chandler	$1,840.80
Michael N. Mears	$2,216.52
Lonny E. Townsend	$2,546.64
Jay A. Wiese	$2,915.76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 1, 2005 the number of units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of a class of units; (2) the current directors and nominees of our general partner’s board of directors; (3) the named executive officers of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Name of Beneficial Owner, Director, Nominee or Named Executive Officer	Common Units	Percentage of Common Units	Subordinated Units	Percentage of Subordinated Units
Magellan Midstream Holdings, L.P. (1)	1,194,779	3.9%	2,839,848	100%
Goldman, Sachs & Co. (2)	1,639,484	5.4%	—	—
Jim H. Derryberry	—	—	—	—
Patrick C. Eilers	—	—	—	—
N. John Lancaster, Jr.	—	—	—	—
James R. Montague	1,061	*	—	—
George A. O’Brien, Jr.	1,061	*	—	—
Mark G. Papa	2,093	*	—	—
Thomas S. Souleles	—	—	—	—
Don R. Wellendorf	14,220	*	—	—
John D. Chandler	4,417	*	—	—
Michael N. Mears	500	*	—	—
Lonny E. Townsend	2,749	*	—	—
Jay A. Wiese	5,355	*	—	—
All Current Directors and Executive Officers as a Group (14 persons)	31,428	*	—	—

* represents less than 1%

(1)	The address of Magellan Midstream Holdings, L.P. is One Williams Center, Tulsa, Oklahoma 74172. Each subordinated unit is generally entitled to one-half of a vote and counts as one-half of a unit for matters on which the subordinated units are entitled to vote. Our partnership agreement also provides for other limitations on the voting rights of subordinated units.
(2)	A filing with the SEC on February 8, 2005 indicates that The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, are or may be deemed to be the beneficial owners of the number of common units indicated in the table. The address of Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004.

The following table sets forth as of March 1, 2005 the number of class B common units of Magellan Holdings, the sole owner of our general partner, beneficially owned by (1) the current directors and nominees of our general partner’s board of directors, (2) the named executive officers of our general partner and (3) all current directors and executive officers as a group. The class B common units constitute 6% of the total ownership of Magellan Holdings.

Name of Director, Nominee or Named Executive Officer	Magellan Holdings Class B Common Units	Percentage of Total Class B Common Units
Jim H. Derryberry	—	—
Patrick C. Eilers	—	—
N. John Lancaster, Jr.	—	—
James R. Montague	—	—
George A. O’Brien, Jr.	—	—
Mark G. Papa	—	—
Thomas S. Souleles	—	—
Don R. Wellendorf	215	24.9%
John D. Chandler	150	17.3%
Michael N. Mears	150	17.3%
Lonny E. Townsend	50	5.8%
Jay A. Wiese	150	17.3%
All Current Directors and Executive Officers as a Group (14 persons)	865	100.0%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Magellan Holdings owns, directly and through its ownership of our general partner, 1,194,779 common units and 2,839,848 subordinated units, representing an approximate aggregate ownership interest in us of 13.9% including its 2% general partner interest. Our general partner’s ability, as general partner, to manage and operate us effectively gives our general partner the right to veto some actions of ours and to control the management of our business. For more information about limited partner interests in us held by affiliates, please read “Security Ownership of Certain Beneficial Owners and Management.”

Distributions to Our General Partner

Because our distributions have exceeded specified target levels as specified in our partnership agreement, our general partner receives increasing percentages of our distributions. Distributions to our general partner above the highest target level are at 50%. As the owner of our general partner, Magellan Holdings indirectly benefits from these distributions. Through ownership of the Class B common units of Magellan Holdings, certain executive officers of our general partner also indirectly benefit from these distributions. For more information regarding the ownership of these Class B common units of Magellan Holdings, please read “Security Ownership of Certain Beneficial Owners and Management.”

In 2004, distributions paid to our general partner totaled $16.7 million. In addition, during 2004, Magellan Holdings received distributions totaling $28.7 million related to its common and subordinated units. Assuming we have sufficient available cash to continue to pay distributions on all of our outstanding units for four quarters at our current quarterly distribution level of $0.9125 per unit, in 2005 our general partner would receive distributions of approximately $20.8 million* on its combined 2% general partner interest and incentive distributions. Additionally, Magellan Holdings would receive $14.9 million on the distribution related to its common and subordinated units.

*	In connection with our October 2004 acquisition of certain pipeline assets, our partnership agreement was amended to reduce the incentive cash distributions to be paid to our general partner by $5.0 million for 2005. Absent this agreement, the total distribution and combined general partner interest and incentive cash distribution amounts noted above would be $5.0 million higher.